Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hostess Brands, Inc. (fka Gores Holdings, Inc.):

We consent to the use of our report dated March 15, 2016, with respect to the balance sheet of Gores Holdings, Inc. as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 1, 2015 (inception) to December 31, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 14, 2016